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                                                                    Exhibit 21.1


                 LIST OF SUBSIDIARIES OF SHILOH INDUSTRIES, INC.


                  The following is a list of the subsidiaries of Shiloh Industries, Inc., a Delaware corporation (the "Corporation"). The common stock of all the corporations listed below is wholly owned, directly or indirectly, by the Corporation. If indented, the corporation is a wholly owned subsidiary of the corporation under which it is listed unless otherwise noted.

NAME OF CORPORATION                                  STATE OF INCORPORATION
Shiloh Corporation                                   Ohio
The Sectional Die Company                            Ohio
Sectional Stamping, Inc.                             Ohio
Valley City Steel Company(1)                         Ohio
Medina Blanking, Inc.(2)                             Ohio
Liverpool Coil Processing, Incorporated              Ohio
Greenfield Die & Manufacturing Corporation           Ohio
C&H Design Company                                   Michigan
Jefferson Blanking, Inc.                             Georgia
Shiloh Automotive, Inc.                              Ohio
Shiloh de Mexico                                     Mexico

                  The Corporation also owns an 80% equity interest in Shiloh of Michigan, L.L.C., a Michigan limited liability company. The Corporation owns a 19.75% equity interest in Bing Banking L.L.C., a Michigan limited liability company.
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(1)      Valley City Steel Company is 49% owned by the Corporation and 51% owned by Shiloh Corporation.

(2) Medina Blanking, Inc. is 22% owned by the Corporation, 22% owned by Shiloh Corporation and 56% owned by Valley City Steel Company.